Exhibit 4.6
DESCRIPTION OF CAPITAL STOCK
The following description of securities of Amprius Technologies, Inc. (“us,” “our,” “we,” “Amprius,” or the “Company”) is a summary of the rights of our securities and certain provisions of our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable portions of the DGCL carefully.
General
The authorized capital stock of the Company consists of 1,000,000,000 shares, $0.0001 par value per share, of which:
•950,000,000 shares are designated as common stock (“Common Stock”); and
•50,000,000 shares are designated as preferred stock.
Common Stock
Our Certificate of Incorporation authorizes the Common Stock. The material terms of our Common Stock are discussed in greater detail below.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if our Board of Directors (“Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.
Voting Rights
Holders of Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law.
Subject to the rights of holders of any series of preferred stock with respect to the election of directors, the number of directors that constitutes our Board will be fixed solely by resolution of our Board. Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating series of our preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Other Matters
All outstanding shares of our Common Stock will be fully paid and nonassessable. Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Preferred Stock
Our Board is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board is empowered to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.
Anti-Takeover Provisions
Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with our Board.

Section 203 of the DGCL
We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless:
•either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three (3) years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.
Certificate of Incorporation and Bylaws Provisions
Our Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:
•Board of Directors vacancies. Our Certificate of Incorporation and our Bylaws authorize only a majority of the remaining members of our Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock, the number of directors constituting our Board will be permitted to be set only by a resolution of our Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board and will promote continuity of management.
•Board of Directors divided into three classes. Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving for three-year terms. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.
•Stockholder action; special meeting of stockholders. Our Certificate of Incorporation and our Bylaws provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws, amend our Certificate of Incorporation or remove directors without holding a meeting of our stockholders called in accordance with our Certificate of Incorporation and our Bylaws. Our Certificate of Incorporation and our Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board, the chair of our Board, the President of the Company or the Chief Executive Officer of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
•Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

•Amendment of charter and bylaws provisions. Any amendment of the above provisions in our Certificate of Incorporation and our Bylaws will require approval by holders of at least two-thirds (2/3) of the voting power of our then outstanding capital stock.
•Issuance of preferred stock. Our Certificate of Incorporation provides that our Board will have the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, or other means.
•Exclusive forum. Our Bylaws provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers, or other employees to the Company or its stockholders; (iii) any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws; or (iv) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our Bylaws further provide that, unless otherwise consented to by the Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against the Company or our directors and our officers.
Warrants
As of March 15, 2024, we had outstanding 47,720,736 warrants, consisting of 29,268,236 warrants issued in our initial public offering (“Public Warrants”), 16,400,000 warrants issued in a private placement in connection with our initial public offering (“Private Warrants”) and 2,052,500 warrants issued as part of units in a private placement in connection with our business combination with Amprius Technologies Operating, Inc.
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, except as described below. Pursuant to the warrant agreement, dated as of March 1, 2022, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. The warrants will expire on September 14, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.
We have agreed to use our commercially reasonable efforts to maintain the effectiveness of a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the warrants, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. During any period when we will have failed to maintain an effective registration statement, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Common Stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except for the Private Warrants):
•in whole and not in part;

•at a price of $0.01 per warrant;
•upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the last reported sale price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and as described under the heading “—Anti-dilution Adjustments” below) for any twenty (20) trading days within a thirty (30) trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We may not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.
We have established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its warrants to do so on a “cashless basis.” In determining whether to require all holders thereof to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. The term “fair market value” as used in this paragraph means the average last reported sale price of our Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants.
None of the Private Warrants will be redeemable by us.
Exercise Limitation. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the “fair market value”. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) the term “fair market value” as used in this paragraph means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, (i) if the holders of our Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than fifty percent (50%) of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than seventy percent (70%) of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, a copy of which has been filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least fifty percent (50%) of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or any provision of the Warrant Agreement with respect to the Private Warrants, fifty percent (50%) of the number of the then outstanding Private Warrants.
The warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.